Exhibit 99.1

EVA Live Targets the $1.3 Trillion Senior Care Industry Through Strategic Partnership with Spiro Senior

Los Angeles, CA — May 27, 2026 — EVA Live Inc. today announced the execution of a Letter of Intent of Intent, (LOI), with Dermatech Mobile Care, DBA Spiro Senior Care, outlining a strategic partnership with EVA Live offering a 25% equity ownership position in the Spiro Senior venture. The potential partnership positions the companies to capitalize on one of the fastest-growing sectors in healthcare by delivering advanced AI-driven technology and integrated medical infrastructure to the senior living industry.

As part of the proposed agreement, EVA Live will invest up to $20 million in cash, assets and resources into the Spiro platform to accelerate expansion, technology deployment, and nationwide growth initiatives focused on transforming senior healthcare delivery. The partnership is designed to address one of the industry’s largest and most urgent problems — the lack of scalable technology, AI integration, and coordinated healthcare systems across senior living communities nationwide.

“We sought out Eva to lead the way in making Spiro Senior the leader in senior care. There are many players in the AI space, Spiro chose Eva because of its proprietary code base and expertise in creating applications,” stated Chis Fox CEO of Spiro Senior.

The U.S. senior medical, wellness, and long-term care industry is experiencing unprecedented growth driven by the aging baby boomer population and rising demand for proactive healthcare solutions. More than 10,000 Americans turn 65 every day, and by 2040 over 80 million Americans are expected to be over the age of 65. The global geriatric care services market was valued at approximately $1.07 trillion in 2023 and is projected to grow to nearly $1.65 trillion by 2030, while the broader long-term care market is expected to expand from approximately $1.11 trillion in 2023 to $1.74 trillion by 2030. Grand View Research

Eva and Spiro, in conjunction with Meridian Senior Living, a long-established and respected senior housing operator with communities across multiple states, providing immediate operational scale and industry expertise as the Spiro platform begins deployment. Spiro is currently launching its first four senior healthcare facilities, representing the initial phase of a broader expansion strategy.

“We are excited to work with Spiro Senior and EVA Live to enhance the resident experience, strengthen communication between families and care teams, and help residents achieve healthier, more connected lives,” said Robert Sweet, CEO of Meridian Senior Living. “This is a much-needed integration within the senior living industry that we believe will improve care coordination, increase transparency, and elevate the overall quality of care and wellness services delivered to residents.”

This growing imbalance is accelerating demand for scalable healthcare infrastructure, preventative wellness programs, AI-enabled care coordination, remote patient monitoring, and technology-driven healthcare solutions capable of improving patient outcomes, reducing unnecessary hospitalizations, and supporting healthier aging at scale. Bccresearch.com

“EVA’s technology platform was built to solve large-scale problems using artificial intelligence, automation, and real-time data,” said David Boulette, CEO of EVA Live. “The synergy between the two companies could not have been a better fit, leveraging our core values to enhance senior care. We are excited to deploy EVA’s AI infrastructure to help address a national concern surrounding aging populations, healthcare coordination, and cognitive health while building a scalable platform positioned for long-term growth.”

The companies will work to establish EVA Live as an emerging leader at the intersection of senior healthcare, artificial intelligence, digital medical infrastructure, and cognitive health innovation, creating a scalable platform positioned to capitalize on one of healthcare’s fastest-growing sectors.

About EVA Live, Inc.

EVA Live, Inc. (Nasdaq: GOAI) is an artificial intelligence-driven technology company focused on digital advertising automation, intelligent quoting solutions, and data-driven customer acquisition. The company’s proprietary platforms enable businesses to automate marketing decisions, improve efficiency, and scale customer engagement through real-time AI optimization.

About Spiro Senior

Spirosenior.com

Spiro Senior is an integrated senior healthcare and wellness platform focused on redefining the aging experience through advanced clinical services, artificial intelligence, and real-time care coordination. Combining on-site primary and specialty care with a proprietary AI-powered companion application, Spiro delivers a proactive “treat-in-place” model designed to improve resident outcomes, reduce unnecessary hospitalizations, and enhance overall wellspan — the quality, independence, and cognitive strength of life as people age.

The Spiro platform connects residents, families, caregivers, and medical providers through real-time health insights, predictive analytics, coordinated communication tools, and personalized wellness programs. By integrating digital health intelligence with senior living operations, Spiro is creating a more transparent, connected, and technology-driven approach to senior care designed to meet the growing demands of the aging baby boomer population.

About Meridian Senior

Meridiansenior.com

Meridian Senior Living is a leading senior housing operator providing compassionate care and enriching lifestyle services to older adults across the United States. With communities in more than 15 states, Meridian delivers a full continuum of senior living options including independent living, assisted living, memory care services. Guided by a mission to “enrich lives” and create extraordinary daily experiences, the organization focuses on personalized care, innovative programming, and strong community engagement that supports residents’ wellbeing, independence, and quality of life.

Cautionary Note Regarding Forward-Looking Statements.

This press release contains “forward-looking statements” within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included herein, including but not limited to such things as future business strategy, plans, and goals, and the expansion and growth of our business. The words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” “target”, “budget”, “may”, “can”, “will”, “would”, “could”, “should”, “seeks”, or “scheduled to” and similar words or expressions, or negatives of these terms or other variations of these terms or comparable language or any discussion of strategy or intention identify forward-looking statements. Please see the risk factors included in the Company’s United States Securities and Exchange Commission filings, which could cause actual results and events to differ materially from those contained in the forward-looking statements. You are cautioned against attributing undue certainty to forward-looking statements. Although these forward-looking statements were based on assumptions that the Company believes are reasonable when made, you are cautioned that forward-looking statements are not guarantees of future performance and that actual results, performance, or achievements may differ materially from those made in or suggested by the forward-looking statements in this press release. Any forward-looking statements made in this press release speak only as of the date of those statements. We undertake no obligation to update those statements or publicly announce the results of any revisions to any of those statements to reflect future events or developments.

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Javan Khazali

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